Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

GERMANTOWN, MD, November 9, 2021 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended September 30, 2021.

Recent Highlights & Accomplishments:

•	Generated third quarter 2021 revenue of $3.5 million

•	FDA active review of the Eversense® 180-day PMA supplement application continues

•	Presented clinical data on the safety and accuracy of Eversense at the European Association for the Study of Diabetes Annual Meeting, Association of Diabetes Care & Education Specialists Annual Conference and the Diabetes Technology Meeting

“In the third quarter we remained laser focused on advancing the most innovative pipeline in CGM while Ascensia progressed initiatives to drive Eversense patient adoption,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We are encouraged by the excitement demonstrated by patients and HCPs for the 180-day sensor in the US and we are pleased with the progression of the review and are hopeful the FDA will reach an approval decision in the coming months based on the positive PROMISE Study results. We look forward to launching the new system shortly after approval.”

Third Quarter 2021 Results:

Total revenue for the third quarter was $3.5 million compared to $0.8 million for the third quarter of 2020. This increase was due to the transition of commercial responsibility for Eversense to Ascensia and its orders for distribution in the European Union and in the United States. U.S. revenue was $0.6 million and revenue outside the U.S. was $2.9 million.

Third quarter 2021 gross loss declined by $2.1 million year-over-year, to $1.2 million.

Third quarter 2021 sales and marketing expenses decreased by $0.7 million year-over-year, to $2.5 million. The decrease was primarily the result of a decline in salary and personnel costs from the reduction in sales support due to the transition to Ascensia for the commercialization of Eversense, offset by an increase in general advertising related to the shared support of the commercialization of the 90-day product in the US.

Third quarter 2021 research and development expenses increased by $2.6 million year-over-year, to $7.2 million. The increase was due to higher salaries and related expenses from the expansion of R&D workforce, an increase in clinical studies and lab supplies, and an increase in contractor expenses.

Third quarter 2021 general and administrative expenses decreased by $0.4 million year-over-year, to $5.12million. The decrease was due to lower legal expenses and a decrease in other administrative costs including investor relations costs for the annual meeting, accounting fees, and other general administrative expenses.

Net income was $42.9 million, or $0.10 per share, in the third quarter of 2021, compared to a net loss of $23.4 million, or ($0.10) per share, in the third quarter of 2020. Net income increased by $66.3 million due to the accounting for embedded derivatives and fair value adjustments.

As of September 30, 2021, cash, cash equivalents, short and long-term investments were $201.1 million and outstanding indebtedness was $109.1 million.

2021 Financial Outlook

COVID-19 continues to pose a risk of uncertainty to the Company’s overall business and the FDA’s review of our 180-day product PMA supplement application. As a result, Senseonics currently expects its full year 2021 global net revenue to be in the middle of the revenue guidance range of $12.0 million to $15.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 9, 2021, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 6493474 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2021 Financial Outlook,” statements about the potential benefits of the Ascensia commercialization and collaboration agreement, including the ability of Ascensia to grow the market for Eversense, the future increase in patient and provider awareness of Eversense, reductions in patient costs and expansion of access to Eversense, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes and timing for the 180-day Eversense product, uncertainties inherent in the commercial launch and commercial expansion of the Eversense product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2020, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,211	$18,005
Restricted cash	—	200
Short term investments, net	96,566	—
Accounts receivable, net	124	565
Accounts receivable - related parties	3,549	2,421
Inventory, net	7,878	5,281
Prepaid expenses and other current assets	3,732	3,774
Total current assets	158,060	30,246

Option	236	1,886
Deposits and other assets	1,668	2,229
Long term investments, net	58,355	—
Property and equipment, net	1,305	1,557
Total assets	$219,624	$35,918

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$793	$1,762
Accrued expenses and other current liabilities	13,985	11,674
Term Loans, net	5,113	3,202
Total current liabilities	19,891	16,638

Long-term debt and notes payables, net	57,161	57,216
Derivative liabilities	317,304	62,119
Option	91,097	39,734
Other liabilities	817	1,483
Total liabilities	486,270	177,190

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 shares issued and outstanding as of September 30, 2021 and 3,000 shares issued and outstanding as of December 31, 2020	—	2,811
Total temporary equity	—	2,811

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 900,000,000 shares authorized; 445,615,196 and 265,582,688 shares issued and outstanding as of September 30, 2021 and December 31, 2020	446	266
Additional paid-in capital	768,324	504,162
Accumulated other comprehensive income, net of tax	2	—
Accumulated deficit	(1,035,418)	(648,511)
Total stockholders' deficit	(266,646)	(144,083)
Total liabilities and stockholders’ deficit	$219,624	$35,918

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue, net	$276	514	1,196	761
Revenue, net - related parties	3,256	253	8,471	303
Total revenue	3,532	767	9,667	1,064
Cost of sales	4,778	(68)	9,995	21,006
Gross profit (loss)	(1,246)	835	(328)	(19,942)

Expenses:
Sales and marketing expenses	2,468	3,234	5,725	17,521
Research and development expenses	7,200	4,568	19,562	15,726
General and administrative expenses	5,117	5,501	17,622	15,635
Operating loss	(16,031)	(12,468)	(43,237)	(68,824)
Other income (expense), net:
Interest income	486	1	743	173
Gain (Loss) on fair value adjustment of option	13,556	—	(74,848)	—
Gain (Loss) on extinguishment of debt and option	—	(9,527)	330	(20,458)
Loss on issuance of debt & other issuance costs	—	(931)	—	(1,216)
Interest expense	(4,245)	(3,632)	(12,337)	(11,560)
Gain (Loss) on change in fair value of derivatives	50,075	3,520	(255,185)	29,069
Impairment cost	(488)	—	(1,650)	—
Other expense	(439)	(391)	(723)	(720)
Total other income (expense), net	58,945	(10,960)	(343,670)	(4,712)

Net Income (Loss)	42,914	(23,428)	(386,907)	(73,536)
Other comprehensive income, net of tax
Unrealized gain on marketable securities	18	—	2	—
Total other comprehensive income, net of tax	18	—	2	—
Total comprehensive income (loss), net of tax	$42,932	$(23,428)	$(386,905)	$(73,536)

Basic net income (loss) per common share	$0.10	$(0.10)	$(0.93)	$(0.33)
Basic weighted-average shares outstanding	445,378,308	236,519,812	414,128,283	220,250,060

Diluted net income (loss) per common share	$0.08	$(0.10)	$(0.93)	$(0.33)
Diluted weighted-average shares outstanding	582,128,261	236,519,812	414,128,283	220,250,060

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.